Time-Vested Restricted Stock Award Notice
Patrick J. Zenner

This notice confirms the grant of shares of time-vesting restricted shares of common stock of West Pharmaceutical Services, Inc., par value, $.25 per share (“TVRS”) by the Company to you in consideration of your service as Chairman of the Board of Directors from July 1, 2015 until the 2016 Annual Meeting of Shareholders and in accordance with your election to receive a portion of your pro-rated $100,000 annual retainer as Chairman of the Board in restricted stock.

The award as subject to the terms described below:

Grant Date:	July 1, 2015
RSUs Awarded:	714 Shares
Grant Date Per Share Fair Market Value:	$58.32
Grant Date Total Fair Market Value:	$41,640.48

Vesting. If you remain in active service as a director through the applicable date, the grant of TVRS, including dividends accrued on the grant, will vest in accordance with the following schedule:

72 shares vest on 8/3/2015
214 shares vest on 11/3/2015
214 shares vest on 2/3/2016
214 shares vest on 5/3/2016

Dividends. Dividends will be earned with respect to the TVRS and subject to the same restrictions that apply to the underlying shares.

Voting. You will be permitted to vote the TVRS issued to pursuant to this TVRS Award Notice during the vesting period.

No Transfer of Unvested Shares. You may not sell, transfer, pledge or otherwise encumber the shares until they are vested.

Adjustments. The value and attributes of each TVRS share will be appropriately adjusted consistent with any change in the Company’s common stock, including a change resulting from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, or combination or exchange of shares

Incorporation of Plan. This TVRS award is granted under and is subject to the terms and conditions specified in the West Pharmaceutical Services, Inc. 2011 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The Participant Information Statement, which contains additional information about the Plan, including the U.S. federal tax consequences of awards based on the state of the law at the time the grant was previously distributed. If you need a copy, please contact me.

83(b) Election. The TVRS is restricted property within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). You are permitted to make an election pursuant to Section 83(b) of the Code within 30 days of grant to include the value of the TVRS in your income prior to vesting. You should consult with your tax advisor and review the Omnibus Plan prospectus for additional information. If you wish to make an 83(b) election, please contact me.

Very truly yours,

/s/ Ryan M. Metz
Ryan M. Metz
Vice President, Compensation & HR Shared Services and Interim Corporate Secretary